MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE YEAR ENDED FEBRUARY 28, 2013

MANAGEMENT’S DISCUSSION AND ANALYSIS

Any statement or reference to dollar amounts herein shall mean lawful money of Canada unless otherwise indicated.

SCOPE OF MANAGEMENT’S FINANCIAL ANALYSIS

The following analysis should be read in conjunction with the financial statements of Virginia Mines Inc. (the “Company”) and the accompanying notes for fiscal years ended February 28, 2013 and February 29, 2012. The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

FORWARD-LOOKING STATEMENTS

This document contains forward-looking information and statements, which constitute “forward-looking information” under Canadian securities law and which may be material regarding, among other things, the Company’s beliefs, plans, objectives, estimates, intentions and expectations. Forward-looking information and statements are typically identified by words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “plan”, “will”, “may”, “should”, “could” and similar expressions. Specific forward-looking information in this document includes, but not limited to, statements with respect to the Company’s future operating and financial results, its exploration activities, its capital expenditure plans and the ability to execute on its future operating, investing and financing strategies.

These forward-looking information and statements, by their nature, necessarily involve risks and uncertainties that could cause actual results to differ materially from those contemplated by these forward-looking statements. We consider the assumptions on which these forward-looking statements are based to be reasonable, but caution the reader that these assumptions regarding future events, many of which are beyond our control, may ultimately prove to be incorrect since they are subject to risks and uncertainties that affect us. We disclaim any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, unless required to do so by a governmental authority or by applicable law.

NATURE OF ACTIVITIES

The Company, incorporated under the Canada Business Corporations Act, is in the business of acquiring and exploring mining properties. It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the Company to obtain necessary financing to complete the exploration and development of its properties, and upon future profitable production or proceeds from the disposal of properties.

The Company specializes in searching for gold and base metal deposits in mostly unexplored territories of Quebec. Most of its activities take place in the central part of Quebec, particularly in the James Bay area, which comprises several Achaean greenstone belts known as being very favorable to the presence of economic gold and base metal deposits. This region differentiates from others by its accessibility and by the existence of explicit agreements governing the access to the territory. The Company is among the most active exploration companies in Quebec with a large portfolio of properties.

EXPLORATION ACTIVITIES

Activities Summary

During fiscal 2013, the Company’s exploration expenditures amounted to $14.3 million compared to $11.7 million for the preceding year. During this year, the Company was quite active in the James Bay region mostly on the Coulon, Anatacau-Wabamisk, Lac Pau, Nichicun, Trieste and Ashuanipi. It was also active on the Baie Payne and Lac Gayot projects located on the Nunavik Territory.

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During the winter of 2012, the Company completed on the Coulon project a 27-hole, diamond-drilling program totalling 18,055 metres as well as borehole geophysical surveys. The program aimed at testing the extensions of lenses 223, Spirit and 201 as well as several other geological and geophysical targets on the property. Another diamond-drilling campaign was initiated in the winter of 2013. By the end of February 2013, six holes totalling 5,468 metres were completed. This 8,500-metre drilling program will end in the spring of 2013. The Company spent $4.3 million on this project during fiscal 2013.

The Company actively pursued exploring its Anatacau-Wabamisk project during fiscal 2013. As a follow-up to the winter 2012 program, which consisted of line cutting and an IP survey of 172 kilometres, a vast surface exploration program including prospecting, mechanical stripping, geological mapping and a heliborne magnetic survey (4,981 km) was carried out in the summer and fall of 2012. Work led to the discovery of a new, very interesting auriferous sector, where a first drilling campaign was initiated in the winter of 2013. As at February 28, 2013, 16 holes totalling 2,356 metres were completed. This 4,500-metre drilling program will end in the spring of 2013. During fiscal 2013, the Company spent $2.4 million on the Anatacau-Wabamisk property.

The Lac Pau project was also the centre of intense activity during fiscal 2013. As per an agreement entered into in June 2011, IAMGOLD Corporation (“IAMGOLD”) has the option of acquiring a 50% interest in the property in consideration of payments totalling $130,000 and $6 million in exploration work to be carried out over the next seven years. The Company is the operator of the project. In the winter of 2012, the Company and IAMGOLD undertook a 15-hole drilling program totalling 2,970 metres. Holes drilled in the winter of 2012 further tested the sectors of the Hope, Jedi and Jedi Extension showings. Limited surface exploration was also conducted in the summer of 2012. Work included geological mapping, prospecting as well as a substantial till sampling (272 samples) in the southern portion of the property. Another diamond-drilling campaign began in the winter of 2013. By the end of February 2013, three holes totalling 930 metres were completed. This 2,700-metre drilling program will end in the spring of 2013. During fiscal 2013, IAMGOLD spent $1.1 million on the Lac Pau property.

During fiscal 2013, the Company also carried out important exploration work on its Nichicun, Ashuanipi and Trieste projects. The Company undertook, in the summer of 2012, an 11-hole drilling program totalling 1,797 metres on the Nichicun property. Drilling was concentrated on the Portageur and Petit Pas sectors where several gold showings were discovered in 2009-2010. Prospecting and mechanical stripping were also carried out in parallel with this drilling program. During fiscal 2013, the Company spent $1.0 million on the Nichicun property.

During fiscal 2013, the Company also undertook an extensive exploration program on its Ashuanipi project. As per an agreement entered into in December 2011 between the Company and Anglo American Exploration (Canada) Ltd. (“AAEC”), a subsidiary of Anglo American plc., the Company transferred to AAEC a 50% interest in the mining claims constituting the property. To maintain its 50% interest, AAEC must fund an aggregate of $5 million in exploration expenditures over a five-year period. The Company, which is the operator of the project, and AAEC completed a vast program of mechanical stripping and prospecting in the summer of 2012. Prospecting covered the grid of lines cut in the winter of 2012 as well as the new claims acquired in the same period. Mechanical stripping tested several unexplained IP anomalies over the cut grid. During fiscal 2013, AAEC spent $1.2 million on the Ashuanipi project.

In the summer of 2012, the Company carried out prospecting, mechanical stripping and till sampling on the Trieste property. Prospecting covered mainly the areas of the property that were either poorly or not explored in the past. Mechanical stripping aimed mainly at explaining IP anomalies and some gold showings on the southern grid. Historical gold and zinc showings were also stripped on the northern grid of the property. Unfortunately, mechanical stripping was not too successful. Indeed, due to thick overburden it was impossible to reach the target at several points; consequently, most of the IP anomalies remain unexplained. During fiscal 2013, the Company spent $1.1 million on the Trieste project.

Still during fiscal 2013, smaller exploration programs were also carried out on many other Company’s projects situated in the James Bay region, including La Grande Sud, Poste Lemoyne Extension and Corvet Est in the region of the La Grande River as well as the Éléonore Régional, Opinaca and Sarcelles projects in the Opinaca Reservoir sector.

In addition to work carried in James Bay, the Company was also quite active in fiscal 2013 on its Baie Payne and Lac Gayot projects, located on the Nunavik Territory. The Baie Payne project is now a 50-50 partnership as AAEC fulfilled all its obligations during fiscal 2013 as per an agreement entered into in March 2011. AAEC has been the operator since

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January 2012. The Company and AAEC completed significant geophysical surveys in complement to prospecting and geological mapping. During fiscal 2013, the Company and AAEC spent on the Baie Payne project $0.6 million and $1.9 million, respectively.

A 20-hole campaign for 4,263 metres was completed during the winter of 2012 on the Lac Gayot project. The Company is the sole owner of the project, but under an agreement reached in June 2011, KGHM International (“KGHM” formerly Quadra FNX Mining Ltd.) has the option of acquiring a 50% interest in the property in consideration of $10 million in exploration work over a nine-year period and cash payments totalling $100,000 over two years. Drilling carried out in the winter of 2012 aimed at testing the Nancy and Gagnon showings and to a lesser extent the MIA, DeChamplain and Gayot showings. Ground and airborne geophysical surveys were also conducted in the fall of 2012. During fiscal 2013, KGHM spent $2.4 million on the Lac Gayot property.

During fiscal 2013, the Company concluded a few new partnership agreements.

On April 5, 2012, Exploration Khalkos Inc. granted the Company the option of acquiring a 55% interest in the Murdoch property in consideration of total payments of $300,000 and $4 million in exploration expenditures on or before April 5, 2017, with the firm committment of spending $1 million on the property in the 18 months following the conclusion of the agreement. The Company terminated the agreement in December 2012.

On April 12, 2012, the Company entered into an agreement with Les Manufacturiers Komet Inc. (“Komet”) whereby Komet has the option of acquiring a 50% interest in the FCI property, in consideration of the issuance of 25,000 shares of Komet and $4 million in exploration work to be carried out over a six-year period.

On June 27, 2012, the Company announced the conclusion of a strategic alliance (Bienville Strategic Alliance) with KGHM. Both companies jointly conduct geological reconnaissance, sampling and exploration work on a 24,510-square-kilometer territory in northern Quebec. Exploration costs are equally shared and the Company is the operator.

On July 4, 2012, the Company announced the conclusion of another strategic alliance, this time with Altius Minerals Corporation (“Altius”). Both companies will cooperate to explore geological settings favorable for gold and base-metal mineralization on the north coast of Quebec and in Labrador.

On September 27, 2012, the Company acquired from CBay Minerals Inc., jointly with Franco Nevada Corporation, a 2% NSR royalty on the initial 250,000 ounces produced from the Eastmain poperty. The acquisition was made for a total cash consideration of $450,000.

Finally, on the Éléonore project, Goldcorp Inc. (“Goldcorp”) started in December 2012, the sinking of the production shaft. The Gaumond exploration shaft is now completed. Underground exploration drill program from the Gaumond shaft will be accelerated in 2013 to allow a better drill definition of the Roberto deposit at depth. The excavation of the exploration ramp also continues. The initial gold production is still scheduled for the fourth quarter of 2014, and 2013 capital expenditures are forecasted to be $650 million. The Company owns a 2% NSR on the Éléonore property with the possibility of reaching 3.5% depending on the gold price and gold ounces produced. Management believes that with the production to come this royalty on Éléonore will be a strong catalyst for shareholder value creation.

The following technical data have been reviewed by Mr. Paul Archer, engineer and Vice-President Exploration and Acquisitions of the Company. Mr. Archer is a qualified person as defined by National Instrument 43-101.

COULON PROPERTY

The Coulon property is located 15 kilometres north-northwest of the Fontanges Airport operated by Hydro-Québec, in the Caniapiscau area, about 700 kilometres to the east-northeast of Matagami, in the James Bay region of the province of Québec. As at February 28, 2013, the Coulon property consisted of 661 claims covering a surface area of 32,853.69 hectares. The camp is centred at UTM coordinates (NAD 27, Zone 19) 356290 E 6057960 N. The Company is the sole owner of the project.

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The Coulon project originates from a regional reconnaissance survey carried out by the Company in the summer of 2003, which outlined many new interesting polymetallic showings within the Coulon and Pitaval Achaean volcanic belts. Subsequent to these initial discoveries, the Company carried out, from 2004 to 2008, several heliborne and ground Mag-EM surveys as well as several drilling campaigns totalling 105,000 metres. Work led to the discovery of seven significant volcanogenic massive sulphide lenses including the 16-17, 9-25, 08, 44, 43, Spirit and 201 lenses. The project reached its milestone with the release in April 2009 of a first resource estimate (NI 43-101 compliant). P&E Mining Consultant Inc., an independent consulting firm of Brampton, Ontario, which was mandated by the Company to estimate the resources, has authorized the release of the following estimates: an indicated resource of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.40% Pb, 37.2 g/t Ag and 0.25 g/t Au and an inferred resource of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. Despite an excellent potential to substantially increase these significant mineral resources, the Coulon project remained inactive for a few years due to the significant decline in base metal prices.

In winter 2011, the Company reactivated the project by carrying out a 15-hole drilling program of 7,952 metres. The program aimed mainly at testing the extensions of lenses 16-17, 43 and 201 as well as many other regional targets. This program led to the discovery of an eighth mineralized lens called lens 223, which is located directly under lens 16-17. Indeed, hole CN-11-223 crosscut an intersection of semi-massive to massive sulphides grading 3.86% Zn, 0.7% Cu and 75.09 g/t Ag over 44 metres (true thickness of 37.4 metres), including a richer interval grading 7.32% Zn, 0.88 % Cu and 85.14 g/t Ag over 12.15 metres (true thickness of 10.35 metres). Drilling also confirmed the depth continuity of lens 201 with hole CN-11-225, which intersected a sulphide zone grading 5.21% Zn, 1.18% Cu and 35.14 g/t Ag over 6.15 metres (true thickness of 3.6 metres) to a vertical depth of 425 metres therefore extending lens 201 by 100 metres downward. Elsewhere on the property, the other holes tested various regional geophysical or geological targets with little success.

During the winter of 2012, a 27-hole drilling program for a total of 18,055 metres was carried out with the main goal of testing the extensions of lenses 223, Spirit and 201 as well as many other geological or geophysical targets on the property. Work led to the discovery of a new mineralized lens called lens 257, 800 metres apart from lens 43 in the northeastern extension of the fertile volcanic sequence, in a little known area covered with overburden. The five holes drilled in this sector crosscut a fertile volcanic sequence characterized by substantial hydrothermal alterations and by metric to decametric zones of disseminated to massive sulphides. Lens 257 was traced laterally over 135 metres and at a vertical depth of 550 to 650 metres under surface. The best intersections obtained include 11.06% Zn, 1.87% Cu, 26.45 g/t Ag and 0.16 g/t Au over 11 metres in hole CN-12-257, 6.19% Zn, 1.49% Cu and 24.86 g/t Ag over 8.4 metres in hole CN-12-263, 1.6% Zn, 1.39% Cu, 126.98 g/t Ag and 2.12 g/t Au over 9.35 metres in hole CN-12-265 and 7.17 g/t Au, 370 g/t Ag and 0.37% Cu over 3 metres in hole CN-12-262. This latter intersection distinguishes from previous ones by a much more intense silica alteration containing 1-3% disseminated pyrrhotite and chalcopyrite. The length of these intersections is very close to the actual thickness of the mineralization. Lens 257 is distinguishable from already known lenses for its markedly higher gold content. It remains open in almost all directions. In this same sector, a second mineralized horizon, hosted by mafic volcanics, also yielded some interesting results including 4.2% Cu, 59.7 g/t Ag and 1.38 g/t Au over 1.4 metres in hole CN-12-257 as well as 2.29% Zn, 44 g/t Ag and 0.22 g/t Au over 10.8 metres in hole CN-12-262.

Four other holes drilled at 400 metres further south crosscut the same fertile volcanic sequence and all have intersected the same main mineralized horizon hosting the new Lens 257. Hole CN-12-242 intersected disseminated to semi-massive sulphides grading 2.05% Cu, 0.72% Zn, 20.8 g/t Ag and 0.19 g/t Au over 11.2 metres. This intersection sits at a vertical depth of 400 metres. Two of the three other drill holes (CN-12-248 and 260) crosscut metric-wide intersections with very anomalous base metal values.

Elsewhere on the property, the continuity of lens 201 was confirmed by hole CN-12-254, which intercepted a sulphide zone grading 0.78% Zn, 2.9% Cu, 31.17 g/t Ag and 0.96 g/t Au over 4.9 metres at a vertical depth of 425 metres therefore extending lens 201 by 75 metres to the north. The other holes testing zone 201 crosscut intense alteration zones frequently containing disseminated sulphides (pyrite-pyrrhotite-chalcopyrite ± sphalerite), and reported sub-economic values over metric widths.

The five holes testing the continuity of lens 223 all have intercepted zones of hydrothermal alteration and disseminated sulphides but did not confirm any significant expansion of economic mineralization. Five other holes were drilled in the vicinity of the Spirit lens and intersected alteration zones with disseminated to semi-massive sulphides that returned sub-economic values over metric widths. Finally, four holes tested various geophysical and geological targets on the property but did not yield encouraging results.

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A new program consisting of 8,500 metres of drilling and borehole geophysical surveys (InfiniTEM) was initiated in mid-January 2013. Drilling will aim at testing the extensions of lens 257 and the fertile volcanic sequence of this sector. By the end of February 2013, six holes were completed. They all have visually intercepted zones of alteration and of massive sulphides and at times massive sulphides over metric to plurimetric widths. As at the end of fiscal 2013, no assay results had yet been received.

During fiscal 2013, the Company spent $4.3 million on the Coulon project. Drilling will be completed in spring 2013 and the Company is awaiting assay results to plan future work.

ANATACAU-WABAMISK PROPERTY

The Anatacau-Wabamisk project is located 30 kilometres southwest of the Opinaca Reservoir, about 290 kilometres north of the town of Matagami, province of Quebec. The property is situated about 30 kilometres east of the James Bay Road. The property consists of 1,280 designated claims totalling 67,314.58 hectares, split on two adjoining portions: the Anatacau part, with 207 claims constituting the southeastern portion of the property, and the Wabamisk part, with 1,073 claims forming the main part of the property. The Company owns a 100% interest in the Wabamisk portion (with the exception of the royalties related to the former Lac H property) while the Anatacau portion is wholly owned by IAMGOLD. As per an agreement entered into in May 2007, the Company has the option of acquiring a 100% interest in the Anatacau part for a consideration consisting of a $25,000 payment that was made upon signing of the agreement and $3 million in exploration work to be carried out before December 31, 2015. Should the Company acquire a 100% interest in the property, IAMGOLD will retain a 2% NSR. The Company may buy back half (1%) of this royalty for $1.5 million.

The Anatacau-Wabamisk project was initiated in 2005 with the objective of discovering epigenetic gold mineralization similar to that of the Roberto zone of the Éléonore project situated 65 kilometres to the northeast. The Company has since annually carried out several exploration programs on the project. Exploration included line cutting, geophysical surveys (MAG-EM, induced polarization, radiometric) and geochemical surveys (till and B horizon), mechanical stripping, detailed geological mapping and channel sampling, as well as 36 diamond drill holes totalling 5,120 metres. Work revealed several gold anomalies in till samples and led to the discovery of numerous gold showings in outcrops. The most important one is the Isabelle showing discovered in 2007, which consists of a series of quartz veins and zones of intense silicification within a folded sequence of finely bedded wackes and more massive sandstone. Channel sampling and drilling conducted on the Isabelle showing yielded variable results considering the free nature of gold in the veins and silicified zones. Best channel results included 316.18 g/t Au over 1 metre, 17.86 (14.98 cut) g/t Au over 3 metres, 11.03 g/t Au over 3 metres while the best drill intersections returned 46.5 (18.26 cut) g/t Au over 4 metres, 5.89 g/t Au over 2 metres and 2.75 g/t Au over 10 metres. Most of the other gold showings discovered on the property are small and/or low grade but their high density combined with the presence of several gold anomalies in tills represents a strong gold signal that remains largely unexplored.

The Company therefore continued exploration during fiscal 2013. Prospecting and mechanical stripping carried out in the summer and fall of 2012 allowed for the definition, in the Wabamisk portion of the property, of a very interesting new gold system to the northeast of the Anatacau Lake. This new system, characterized mainly by a field of quartz veins containing visible gold, is comparable in most respects with the Isabelle showing, located more than 15 kilometres to the southwest in the same sequence of folded sedimentary rocks. So far, the presence of visible gold in the quartz veins has been spotted over a lateral distance of 850 metres within this system, which remains open to the east and to the west. The gold system consists of several generations of veins with very variable degrees of deformation and put in place within folded metasediments.

Work proved that one of these veins, called the Mustang vein, displays a good continuity and an important lateral extension at surface. The vein was followed almost continuously in trenches and its lateral extension is now confirmed over 425 metres. It remains entirely open under the overburden at both ends. The Mustang vein and its alteration envelope (silica-sericite-biotite) form a slightly sigmoidal structure of metric to plurimetric thickness traced at surface. The vein is west-southwest-east-northeast oriented with a steeply north-dipping (75°- 80°). Many visible gold grains, some of which were very coarse in places, were found in several locations all along the Mustang vein. The vein contains little sulphides but its alteration envelope contains up to 5% disseminated arsenopyrite and a few gold grains locally. The Mustang vein was systematically channel sampled along regularly-spaced lines whose location was not biased by the presence of numerous visible gold grains. The results obtained are thus variable because of the free nature of gold in the Mustang Vein. The best result obtained was 23.28 uncut (11.14 cut) g/t Au over 4.6 metres but several

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other channels also yielded encouraging results comprised between 9.66 g/t Au over 4 metres and 7.65 g/t Au over 1.7 metres. The other channels returned results generally varying between 1.05 g/t Au over 7.3 metres and 1.42 g/t Au over 0.5 metres.

Many other interesting channel results were obtained in the main stripping area within other quartz veins and their altered envelopes. The best results included 3.45 g/t Au over 6.95 metres, 5.47 g/t Au over 4 metres, 5.08 g/t Au over 4.2 metres, 2.47 g/t Au over 6.8 metres and 4.09 g/t Au over 2.2 metres, but many other channels yielded very anomalous to sub-economic values. The strength of the alteration zones and of the vein network declines gradually when moving towards the currently known limits of the vein system. Mapping and prospecting work carried out outside the main stripping area also led to the discovery of other interesting gold showings in several places on the Wabamisk grid. These gold showings are comparable to that of the main stripped zone and are all part of the same field of auriferous quartz veins, which is now traced over 7 kilometres and remains totally open in the folded sequence of metasediments.

In February 2013, the Company initiated a first drilling campaign to test at shallow depth the Mustang vein and the other showings of the main stripped area as well as some other geological and geophysical targets on the Wabamisk grid. As at February 28, 2013, 16 holes totalling 2,356 metres were completed but assay results are yet to come. This drilling program of about 4,500 metres will end in the spring of 2013. An induced polarisation survey of 200 kilometres was also completed in winter 2013 to cover the extension of the sequence of fertile sedimentary rocks to the west of the current grid. Additional prospecting, mechanical stripping and mapping are also planned for the summer of 2013.

During fiscal 2013, the Company spent $2.4 million on the Anatacau-Wabamisk project.

LAC PAU PROPERTY

The Lac Pau property is located in the huge James Bay region, in the northern part of the Caniapiscau Reservoir, 70 kilometres northeast of the Trans-Taïga Road. The property is equipped with a landing strip and many outfitter camps occupy this area. The property is accessible via a 65-kilometre, gravelled road. The property consists of 802 claims covering 39,182.92 hectares. In June 2011, the Company announced the conclusion of an agreement with IAMGOLD pursuant to which the latter has the option of acquiring a 50% interest in the property in consideration of payments totalling $130,000 and $6 million exploration work to be carried out over the next seven years. The Company is the operator.

The Lac Pau project is the result of a regional reconnaissance program carried out by the Company to test arsenic anomalies in bottom lake sediments located just to the north of the Caniapiscau Reservoir. Initial reconnaissance and prospecting conducted in fall 2006 and summer 2007 led to the discovery of some interesting gold showings within paragneisses and dioritic to tonalitic intrusives. These showings, which are associated with disseminated sulphides, yielded values of 0.71 g/t Au to 4.48 g/t Au in selected samples and channel results generally varying between 1 g/t and 2.5 g/t Au over 2 to 5 metres in thickness.

Following these initial encouraging results, the Company has since carried out more important exploration including magnetic and induced polarization ground geophysical surveys, mechanical stripping, mapping and sampling as well as two drilling programs totalling 44 holes for a total of 6,388 metres in the winters of 2010 and 2011. Work allowed mapping a major auriferous structure that separates the intrusive rocks of the Beausac Suite and the paragneisses of the Grosbois Suite. This fertile gold structure, called the Lac Pau gold corridor, is host to several significant gold showings spread over 12 kilometres. In general, the mineralization appears as metric to plurimetric disseminated sulphide zones (10% or less of pyrrhotite and pyrite) hosted within altered and sheared tonalitic to dioritic intrusions. The most common alterations include silicification, chloritisation, potassic alteration and alkali leaching. The best mineralized zones found to date in the Lac Pau corridor include the Tricorne showing (up to 9.02 g/t Au over 5 metres in channel and 3.43 g/t Au over 6 metres in drilling); the Jedi showing (up to 2.35 g/t Au over 6 metres in channel and 2.17 g/t Au over 8.5 metres in drilling); the Hope showing (up to 13.04 g/t Au over 3 metres in channel and 69.78 g/t Au (24.15 cut) over 1.2 metres in drilling); the Beausac-2 showing (14.43 g/t Au over 2 metres in channel); and the Obiwan showing (2.1 g/t Au over 5 metres in channel).

During fiscal 2013, the Company and its partner pursued estimating the potential of the Lac Pau corridor. A 15-hole drilling program of 2,970 metres was carried out during the winter of 2012 to further evaluate the sectors of the Hope, Jedi and Jedi Extension showings. Best results come from the Jedi area. Hole PAU-12-058 crosscut down to a vertical depth of 180 metres

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a large zone of alteration and disseminated sulphides, which yielded 1.74 g/t Au over 31.5 metres within a larger interval grading 0.97 g/t Au over 69 metres. This intersection is located about 100 metres under hole PAU-11-032, which had returned 1.64 g/t Au over 11.6 metres. The Jedi zone seems to considerably thicken at depth on this section. At 200 metres to the north, hole PAU-12-057 returned in the same zone an interval grading 0.53 g/t Au over 23 metres to a vertical depth of 130 metres. About two kilometres further north in the Jedi Extension area, hole PAU-12-055 crosscut a highly-anomalous interval grading 0.52 g/t Au over 16.5 metres. Most of the other holes drilled in the winter of 2012 also crosscut zones of alteration and disseminated sulphides but failed to return large halos anomalous in gold. Limited surface exploration was also conducted in the summer of 2012. Work included geological mapping, prospecting and a large till sampling survey (272 samples) in the southern portion of the property. Work defined a few new interesting targets in a relatively little explored area of the property.

A new drilling program of about 2,700 metres was initiated in February 2013 to further evaluate the areas of the Hope, Jedi and Jedi extension showings. The Obiwan showing will also be drill tested for the first time. By the end of February 2013, three holes totalling 930 metres were completed to test at further depth the Jedi showing. These new holes visually intercepted plurimetric zones of alteration and disseminated sulphides comparable to the known mineralized zones but assay results were yet to come as at February 28, 2013.

During fiscal 2013, IAMGOLD spent $1.1 million on the Lac Pau property.

NICHICUN PROPERTY

The Nichicun property is situated in the central part of the province of Quebec, northwest of the Otish Mountains. It straddles NTS sheets 33H08 and 33H09. It is located 54 kilometres southeast of the Mirage outfitter camp and 100 kilometres east-southeast of the LG-4 airport. It is accessible by air only. The property is owned 100% by the Company and consists of 272 designated claims for total surface of 13,514.86 hectares.

The Nichicun property was acquired in 2007, following regional reconnaissance that led to the discovery, in this sector, of a gold showing grading 8.5 g/t Au in a selected sample. Limited prospecting followed up in the summer of 2009 and yielded values of 2.01 g/t Au, 2.8 g/t Au, 2.05 g/t Au, 3.21 g/t Au, 10.4 g/t Au and 22.6 g/t Au from samples selected on a series of outcrops found in a 100-metre radius around the showing discovered in 2007. More intensive work including a high-definition, heliborne magnetic survey (1,092 kilometres) and an induced polarization ground survey (54 kilometres) prospecting, mechanical stripping and channel sampling was conducted in the summers of 2010 and 2011. This work program outlined two new interesting sectors. In the area of the Portageur showing, numerous gold values were obtained within disseminated-arsenopyrite mineralization zones (<10%) associated with sedimentary rocks (arenite and conglomerate) generally highly altered (quartz-biotite-tourmaline-actinolite). These mineralized zones were traced over more than 600 metres laterally. Ten or so selected samples collected to characterize the mineralization yielded values varying between 1.2 g/t Au and 8.88 g/t Au. A few manual and mechanical trenches were done and channel sampling returned results from 1.3 g/t Au over 1 metre to 2.48 g/t Au over 6 metres. Sedimentary rocks are east-northeast oriented with a dip of 30 to 40 degrees to the southeast. The Petit Pas sector, located two kilometres southwest of the Portageur area, comprises the gold showings discovered in 2007 and 2009. The mineralized zones correspond to metasomatic metric bands with a high percentage of garnets and disseminated pyrrhotite, pyrite and arsenopyrite in mafic volcanics. Visible gold grains were also observed locally. Channel sampling performed on trenches graded 52.87 g/t Au over 2 metres, 2.32 g/t Au over 3 metres, and 2.13 g/t Au over 3 metres.

During fiscal 2013, the Company intensified exploration on the Nichicun property. An 11-hole drilling program for 1,797 metres was done in early summer 2012. In the Portageur area, eight holes tested at shallow depth the extension of the mineralized zones. In general, the holes crosscut little mineralization comparable to that observed at surface except for hole NC-12-004, which yielded two intervals anomalous in gold grading 0.89 g/t Au over 0.5 metres and 0.21 g/t Au over 4 metres. However, most of the holes testing this area intercepted various alteration zones in basalts, andesite and sediments. In the Petit Pas area, drilling generated a few metric intersection anomalous in gold grading up to 1.51 g/t Au over 3.1 metres including 3.04 g/t au over 1 metre.

Work consisting of prospecting and mechanical stripping was conducted in complement to this drilling campaign. Ten trenches were excavated in the southeastern portion of the grid. One of these trenches testing a gold showing discovered in 2011 and grading 1.43 g/t Au exposed a mineralized zone (1-5% arsenopyrite-pyrite) over a few metres within wackes and

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arenites in contact with the basalts. This mineralized zone yielded 1.99 g/t Au over 2 metres including 3.26 g/t Au over 1 metre and 1.02 g/t Au over 4.2 metres including 2.32 g/t Au over 0.9 metres. This new showing, called Elvis, is similar to the Portageur zone, which is located more than two kilometres to the northwest.

During fiscal 2013, the Company spent $1.0 million on the Nichicun property. Taking into account the drill results, no important exploration is planned on the project for the next fiscal year.

TRIESTE PROPERTY

The Trieste property is located in the central part of the province of Quebec, to the northwest of the Otish Mountains. It straddles topographic sheets 33H01 and 33H08 and is situated 115 kilometres southeast of the LG-4 Airport. It is accessible only by air. The Company is the sole owner of the property, which consists of 525 designated claims covering 27,087.61 hectares.

The project is the result of a regional reconnaissance program carried out in the summer of 1998 that led to the discovery of the Linda Bloc, an erratic bloc of metasomatised (pyroxene-quartz-arsenopyrite-lollingite) iron formation grading 20.8 g/t Au. During the 1998 to 2009 period, the Company carried out a MAG-EM airborne survey as well as limited ground geophysical surveys (max-min and IP) on two small grids of cut lines (grids NE and NO). Prospecting and a till survey were conducted in the same period. Prospecting led to the discovery of other auriferous blocs similar to that of the Linda Bloc, of which one is located 250 metres north of the Linda Bloc and grading 9.1 g/t Au, and another located 6 kilometres to the north and grading 16.9 g/t Au. Many other similar blocs grading between 1.1 and 5.1 g/t Au were also discovered over the entire property. The till survey detected a few gold anomalies and some grab samples quite rich in lollingite grains. The distribution of the gold-bearing blocs over the entire property, their characteristic composition (pyroxene-quartz-arsenopyrite-lollingite) and the gold anomalies suggest the presence of an important gold system. According to this assessment, the gold mineralization seems to be associated with one or several units of iron formations affected by an intense metasomatic alteration.

Line cutting and induced polarization surveys were initiated in the winter of 2011 and completed in the winter of 2012 in order to locate the possible source of the erratic blocs and gold tills. A detailed heliborne magnetic survey was also carried out over the entire property in the winter of 2012. An extensive program of prospecting, mechanical stripping and till sampling was conducted in the summer of 2012. Prospecting covered mainly little explored or unexplored areas. In total, 124 outcrops and 45 erratic blocs were outlined during prospecting. Mechanical stripping aimed at explaining the numerous IP anomalies and some gold showings on the main grid.

Unfortunately, mechanical stripping was not too successful. Indeed, the thickness of overburden was an obstacle to reaching the bedrock at several points; consequently, most of the IP anomalies remain unexplained. Trenches mapped on the south grid are all recognized as locally-altered paragneisses, at times conductors and weakly mineralized. Assay results are rather disappointing. It appears that drilling is the only way to test the potential of the numerous unexplained IP anomalies and the interpreted source of the dispersion train of the frequent erratic blocs present on the Trieste property.

During fiscal 2013, the Company spent $1.1 million on the Trieste property. The Company will await the interpretation of all assay results before deciding on future work.

ASHUANIPI PROPERTY

The Ashuanipi property is located in the James Bay region, province of Quebec, more precisely in the southern portion of the Caniapiscau Reservoir, about 180 kilometres northwest of the mining town of Fermont. The property consists of 596 claims covering 30,371.12 hectares. As per an agreement entered into during fiscal 2012, the Company transferred to AAEC a 50% interest in the 596 mining claims forming the property. To maintain its 50% interest in the property, AAEC must engage $5 million in exploration work over a five-year period. AAEC may, at its sole discretion, accelerate such funding. The Company is the operator.

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The Ashuanipi project is the result of a regional reconnaissance survey carried out by the Company in the summer of 2007, which led to the discovery of several interesting polymetallic showings within little explored Achaean volcanic belts. Reconnaissance samples collected on these showings yielded values of 0.1 to 2.25 g/t Au, 1.2 to 536 g/t Ag, 0.24 to 2.93% Cu and 0.2 to 3.26% Zn.

Further to these results, the Company conducted, in the spring of 2008, an extensive VTEM heliborne geophysical survey totalling 2,198 linear kilometres spread over two distinct blocks. Prospecting, geological mapping and mechanical stripping that followed in the summer of 2008 led to the discovery of new significant mineralized showings on the two blocks of claims. Samples collected on the southern block to characterize the mineralization yielded results varying from 0.15% to 3.92% Cu, 0.27% to 8.94% Zn and 0.13 to 6.29 g/t Au. As for the northern block, little mineralization was found in place but several erratic blocks returned values anomalous in Cu-Zn-Au-Ag with occasional higher values reaching up to 14.1% Cu, 4.14% Zn, 1.9 g/t Au and 761 g/t Ag. The source of these mineralized blocks could be very local as the northern sector is located in the vicinity of a glacier ice centre.

An important program of mechanical stripping and prospecting was completed in the summer and fall of 2010. Mechanical stripping was carried out on the northern block to test the VTEM anomalies that remained unexplained during the summer 2008 program, and to track down the source of numerous mineralized erratic blocks. In total, 63 trenches were excavated on several targets and 933 channel samples were collected for a total of 919.2 linear metres. Despite these efforts, no significant results were obtained except for a few values anomalous in Au, Ag, As, and Zn. The source of the numerous mineralized blocks is still to be found.

A short phase of prospecting was also conducted in the fall of 2010 on the southern block of the property, with the main goal of evaluating the gold potential of the area and making a return on the copper-gold showings discovered in 2008 in a potassic intrusion. Work led to the discovery, within this intrusion, of a mineralized zone followed sporadically over a distance of more than three kilometres. The copper (up to 5%) and molybdenum (up to 5%) disseminated mineralization forms an envelope of 1 to 15 metres, which follows a north-northeast orientation and seems to mould the contours of the intrusion. Outcrops and mineralized blocks returned values varying between 0.4 and 3.8 g/t Au; 0.3 and 8.6% Cu; and 0.1 and 1.3% Mo, 10.2 and 49.6 g/t Ag in selected samples. Locally, manual stripping allowed for channel sampling that returned values of 1.93 g/t Au, 11.3 g/t Ag and 1.56% Cu over 3 metres including 4.36 g/t Au, 20.1 g/t Ag and 3% Cu over 1 metre.

A high-definition, heliborne magnetic survey (934 kilometres) was carried out on the southern block in March 2011. In the same period, line cutting and an induced polarization survey were also initiated but could not be completed because of an earlier spring break-up. Subsequently, the Company and its partner AAEC conducted, during the summer of 2011, an extensive program of mechanical stripping and prospecting to further test the copper-gold zone. In total, 29 trenches were excavated along the mineralized corridor and 807 channel samples were collected. In general, channel sampling returned anomalous values (0.2 to 1.56 g/t Au and 0.3 to 1.05% Cu) in average thicknesses of 1 to 2 metres but reaching, at times, 6 to 9 metres. Some higher values (2.8 to 3.85 g/t Au and 1.5 to 2.06% Cu) were obtained in samples grabbed on mineralized blocks or new outcrops discovered through prospecting.

Exploration work continued on the southern block during fiscal 2013. The induced polarization survey, which was interrupted in the previous year, was completed in the winter of 2012. Subsequently, prospecting and geological mapping covered the grid of cut lines and a group of new claims acquired in the winter of 2012. Many unexplained IP anomalies on the cut grid were tested by mechanical stripping. Due to deep overburden in this area, prospecting did not reveal any mineralized showings on the new claims. Mechanical stripping and mapping performed on the grid allowed to explain some IP anomalies by the presence of disseminated sulphides (pyrite and chalcopyrite) in dioritic to granodioritic rocks. In general, results were rather disappointing. Most of the IP anomalies located in the southern portion remained unexplained once again because of deep overburden in this area. Work including modelling and interpretation of geophysical data, carried out in the fall of 2012, outlined several interesting targets on the cut grid. These targets are often situated at vertical depths exceeding 100 metres and prospecting is the only way to test them.

During fiscal 2013, AAEC spent $1.2 million on the Ashuanipi project. The Company and AAEC will pursue exploration on the southern block during fiscal 2014 with a budget of $1.6 million. A program consisting of line cutting and an induced polarization survey was completed during the winter of 2013 on the group of claims acquired in the winter of 2012. A first 10-hole or so drill program (1,200 metres) is also planned for the summer of 2013. Drilling will test mainly the best geophysical targets on the main grid. Limited prospecting will also be carried out on the new geophysical anomalies detected in the winter of 2013.

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BAIE PAYNE PROPERTY

The Baie Payne property is located directly to the north of the Kangirsuk village, on the west shore of the Ungava Bay. It consists of 471 claims totalling 18,890.07 hectares within NTS sheets 25C/04, 25D/01 and 25D/08. As per an agreement entered into in March 2011, the Company transferred to AAEC a 50% interest in the claims and other mineral tenements forming the Baie Payne property. To maintain its interest, AAEC must fund an aggregate of $4 million in exploration expenditures over a six-year period. AAEC fulfilled all its obligations during fiscal 2013 and the project is now a 50-50 partnership. AAEC has been the operator since January 2012.

The Baie Payne property covers four important mafic/ultramafic complexes (Kyak, Qarqasiaq, Chaunet Est and Chaunet Ouest), which contain 40 or so Ni-Cu showings grading up to 6.5% Ni. The Kyak intrusion was the object of sporadic exploration for nickel in the 1960s and early 1970s, but the other ultramafic complexes did not undergo systematic exploration before the acquisition by Osisko Mining Corporation (“Osisko”) of exploration permits in the late 1990s. The Company got involved in the property in late 1998 and carried out, in partnership with Osisko, mapping and geophysical surveys as well as two diamond-drilling programs in 2000 (6 holes for 1,556 metres) and 2001 (9 holes for 1,648 metres). After becoming the sole active owner of the project, the Company conducted, in October 2008, an airborne TDEM survey covering the entire property using the AeroTEM IV system. This survey totalled 1,352 linear kilometres. Work was followed, in summer 2010, by a short program of prospecting and ground verification.

The Company and its new partner AAEC carried out, in summer 2011, extensive surface exploration including a phase of geological mapping and prospecting as well as a ground TDEM survey. The intended goals of this work were to better define the fertile mafic/ultramafic units on the property, to discover new surface nickeliferous showings, and to test the presence of electromagnetic conductors within these fertile units. A few new showings of disseminated sulphides (pyrrhotite ± chalcopyrite) forming plurimetric to decametric rusted zones were discovered within ultramafic rocks and yielded values anomalous in nickel and copper. The electromagnetic geophysical survey was slowed down by several logistical challenges. Consequently, only 40 kilometres or so were completed at the end of the program. A vast heliborne magnetic survey totalling more than 13,000 kilometres was carried out over the entire property in parallel with this work.

The project was active throughout fiscal 2013. A new ground TDEM survey was conducted during the winter and the summer of 2012 to complete the coverage of all fertile ultramafic rocks on the property. All geophysical data acquired over the past years were the object of an exhaustive interpretation, which allowed defining several interesting targets within favorable geological units.

During fiscal 2013, AAEC and the Company spent $1.9 million and $0.6 million, respectively, on the Baie Payne property. A first drilling program of about 3,000 metres is planned for the summer of 2013.

LAC GAYOT PROPERTY

The property Lac Gayot is located 115 kilometres north of the Fontanges Airport in the Caniapiscau region of New Quebec. It consists of 530 claims totalling 25,777.05 hectares within NTS sheets 23M/09, 23M/10 and 23M/11. As per an agreement reached in June 2011, KGHM has the option of acquiring a 50% interest in the property in consideration of payments totalling $100,000 and $10 million in exploration work to be carried out over a nine-year period. The Company is the operator. The agreement is subject to a 1% NSR to Billiton Resources Canada. The property entirely covers the Achaean Venus greenstone belt, which is intruded by Ni-Cu-PGE-rich sills and ultramafic flows.

The Lac Gayot property is the result of a regional reconnaissance program carried out by the Company in the summer of 1998. Work led to the discovery of some nickel-copper-PGE showings within the Venus Belt. Following these initial discoveries, the Company carried out, alone or with its partners during the 1999 to 2009 period, numerous heliborne and ground Mag-EM geophysical surveys, geological mapping, mechanical stripping and prospecting as well as many drilling programs for a total of 101 holes (13,913 metres). Work led to the discovery of 12 mineralized zones rich in nickel-platinun-palladium, spread over a strike length of 25 kilometres within the Venus Belt. Values of 0.5 to 15% Ni reaching up to 17.2 g/t Pd-Pt were obtained at surface while drill intersections yielded up to 9.03% Ni, 0.6% Cu, 9 g/t Pd-Pt over 2.55 metres and 2.2% Ni, 1.41% Cu, 2.29 g/t Pd-Pt over 11.4 metres. Subsequently in 2010 and 2011, the Company proceeded with an exhaustive reinterpretation of surface and drill results hence allowing to better understand the controls of the mineralization and to prioritise the best exploration targets.

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As a follow-up to this work, the Company and its partner KGHM conducted, during fiscal 2013, an important exploration program on the Lac Gayot project. A 20-hole campaign totalling 4,263 metres was completed during the winter of 2012 in parallel with surface and drill EM surveying. The holes tested mainly the Nancy and Gagnon showings and to a lesser extent the MIA, DeChamplain and Gayot showings. The most interesting results come from the Nancy area, where a few holes intersected within ultramafic rocks weakly mineralized intervals with 1-2% of finely disseminated sulphides that returned results strongly anomalous in nickel, copper and PGE over plurimetric to decametric thicknesses. Hole GA-12-085, located immediately east of the Nancy East showing, intersected near the surface a mineralized interval grading 0.74% Ni, 0.12% Cu, 0.66 g/t Pd + Pt over 14 metres including 1.04% Ni, 0.18% Cu, 0.97 g/t Pt + Pd over 8 metres. This highly anomalous intersection is immediately followed by a second mineralized interval grading 0.89% Ni, 0.21% Cu, 1.03 g/t Pt + Pd over 4 metres. On a section located 50 metres west of hole GA-12-085, holes GA-12-083 and 084 also intercepted mineralized intervals reporting 0.71% Ni, 0.11% Cu and 0.59 g/t Pt + Pd over 10.7 metres, and 0.61% Ni, 0.11% Cu and 0.72 g/t Pt + Pd over 10 metres. An interesting mineralized intersection was also obtained in the Gagnon area. Hole GA-12-094 crosscut a zone of disseminated sulphides which yielded 1.36% Ni and 1.73 g/t Pt + Pd over 3.05 metres including a thin interval of semi-massive sulphides grading 9.57% Ni, 0.55% Cu and 11.56 g/t Pt + Pd over 0.3 metres. These results demonstrate once again the highly fertile character of the ultramafic units of the Venus Belt, distinguished by very high nickel and PGE tenors in the present magmatic sulphides. The other holes drilled on the property did not intercept interesting mineralization.

During fiscal 2013, KGHM spent $2.4 million on the Lac Gayot project. KGHM and the Company are not foreseeing any significant exploration work for the next fiscal year.

GENERATING NEW PROJECTS

Constant generation of new projects is part of the Company’s strategy. Indeed, for several years the Company has spent significant amounts of money to carry out compilation and regional geological reconnaissance work over unexplored or little-explored territories with the main objective of discovering promising geological contexts and/or mineralized showings that would justify the acquisition of new mining properties and the start-up of new projects. Although success is not guaranteed, these reconnaissance programs have nevertheless been the starting point of many important projects of the Company, namely Éléonore, Coulon and Corvet Est. In the course of the recent fiscal year, the Company spent nearly $1 million in regional reconnaissance work and is planning a similar budget for fiscal 2014. The focus will be on the search for gold in the James Bay region.

SELECTED FINANCIAL INFORMATION

	Loss for the Years Ended
	February 28, 2013 $	February 29, 2012 $
Expenses	6,926,000	5,499,000
Other income	1,584,000	1,529,000
Net loss	(2,903,000)	(1,652,000)
Basic net loss per share	(0.090)	(0.053)
Diluted net loss per share	(0.090)	(0.053)

RESULTS OF OPERATIONS

COMPARISON BETWEEN FISCALS 2013 AND 2012

Expenses

For fiscals 2013 and 2012, expenses totalled $6,926,000 and $5,499,000, respectively, an increase of $1,427,000 compared to last year. Variations are detailed hereafter.

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In fiscal 2013, salaries totalled $1,138,000, an increase of $233,000 compared to last year. The increase is mainly due to the addition of employees that were previously service providers to the Company, annual salary increases to Company employees, the hiring of an employee in charge of sustainable development and the implementation of group insurance.

During fiscal 2013, professional and maintenance fees increased by $16,000 compared to fiscal 2012 to reach $408,000. The variation results mainly from costs related to legal fees with regard to reviewing partnership agreements and royalty acquisition.

For fiscal 2013, general administrative expenses totalled $931,000 compared to $1,109,000 in 2012, a decrease of $178,000 mainly explained by the transfer of former service providers to the Company’s payroll, from a decrease in donations and sponsorship expenses offset by an interest expense related to a notice of assessment from Revenu Québec for the years 2008 to 2011 and by the write-off of all remaining payments of the former office rental lease.

Stock-based compensation amounted to $1,523,000 for fiscal 2013 compared to $1,419,000 in 2012. The Company granted more stock options this year compared to last year.

The depreciation of property, plant and equipment totalled $92,000 in fiscal 2013, an increase of $39,000 compared to last year. The increase is mainly explained by the acquisition related to the Company’s recent moving to new premises.

During fiscal 2013, general exploration costs totalled $1,014,000 compared to $814,000 for the preceding year. During the current year, the Company assigned a higher budget to prospecting of new exploration targets on the James Bay territory and in Labrador with new partner Altius.

During fiscals 2013 and 2012, write-offs of mining properties amounted to $1,862,000 and $860,000, respectively. In fiscal 2013, the Company proceeded with the complete write-off of the Murdoch project ($568,000) and partial write-offs of the following projects: Pénélope ($334,000), Génération Grenville ($255,000), Sarcelle ($227,000), and Trieste ($192,000). In 2012, the Company proceeded with the following partial write-offs: Wabamisk ($413,000), Génération Grenville ($102,000), and Éléonore Régional ($64,000) and the complete write-off of the Reccey Sakami project ($183,000). These mining properties are written off in whole or in part due to their low-discovery potential.

Other Income (Expense)

For fiscal 2013, other income totalled $1,584,000 compared to $1,529,000 in 2012. Variations are detailed hereafter.

During fiscal 2013, dividends and interest income totalled $1,134,000 compared to $1,000,000 in 2012. The increase is mainly due to a raise in interest rates on bonds held by the Company.

Fees invoiced to partners during fiscals 2013 and 2012 totalled $476,000 and $452,000, respectively. For both years, the Company received fees mainly from KGHM (Lac Gayot), AAEC (Ashuanipi), IAMGOLD (Lac Pau) and Goldcorp (Corvet Est). In 2012, the Company also received fees from AAEC on the Baie-Payne project.

In fiscal 2013, the Company recognized a loss of $19,000 on the sale of available-for-sale investments compared to a gain of $117,000 in 2012. The variation results mainly from a loss related to a disposition of common shares in 2013.

In fiscal 2013, the Company posted a loss on investments designated as held for trading of $12,000 compared to $49,000 in 2012. The variation is due to the fair value revaluation of the Company’s convertible debentures.

Deferred Tax Recovery

During fiscal 2013, the Company recorded a deferred tax recovery of $2,440,000 compared to $2,317,000 in 2012. The variation is explained mainly by an increase in the loss before income taxes and an increase in the favorable tax impact on flow-through shares offset by a decrease in unrecognized deferred tax assets.

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Net Loss

In light of the above, the Company posted a net loss of $2,903,000 for the year ended February 28, 2013, compared to $1,652,000 for the preceding year.

OTHER INFORMATION

	Balance Sheets as at
	February 28, 2013	February 29, 2012
	$	$
Working capital	39,720,000	44,811,000
Mining properties	58,857,000	47,960,000
Total assets	104,814,000	102,302,000
Shareholders’ equity	91,892,000	88,169,000

Since its incorporation, the Company has not paid any cash dividends on its outstanding common shares. Any future dividend payments will depend on the Company’s financial needs to fund its exploration programs and its future financial growth, and any other factor that the board deems necessary to consider in the circumstances. It is highly unlikely that dividends will be paid in the near future.

LIQUIDITY AND FINANCING

As at February 28, 2013, cash amounted to $4,058,000 compared to $10,365,000 as at February 29, 2012. At the end of year 2013, the Company’s working capital totalled $39,720,000, a decrease of $5,091,000 compared to the working capital recorded as at February 29, 2012. The decrease was primarily due to a $5,000,000 flow-through private placement completed on February 23, 2012.

From management’s point of view, the working capital as at February 28, 2013, will cover current expenditures and exploration costs in the coming year. However, the Company may, from time to time, when market and financing conditions are favorable, proceed with fundraising to fund exploration of its most important mining projects.

COMPARISON BETWEEN FISCALS 2013 AND 2012

Operating Activities

For fiscal 2013, cash flows used in operating activities totalled $3,538,000, a decrease of $5,936,000 compared to last year. This variation results mainly from changes in accounts payable related to advances from partners.

Financing Activities

Cash flows provided from financing activities for fiscals 2013 and 2012 amounted to $7,882,000 and $11,453,000, respectively. During fiscal 2013, the Company completed private placements of common shares for a total of $7,445,000 compared to $11,000,000 in 2012.

Investing Activities

Cash flows used in investing activities for fiscal 2013 amounted to $10,651,000 compared to $15,106,000 in 2012. The Company’s investing activities consist mainly of acquisition of mining properties, capitalization of exploration costs as well as buying and selling short-term investments.

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In fiscal 2013, variation in short-term investments increased liquidities by $2,265,000 compared to a decrease of $5,301,000 in 2012. The variation is attributable to a greater use of cash to fund the current year’s exploration work and to a transfer to short-term investments of an amount of cash generated by a private placement completed in February 2012.

In fiscal 2013, the acquisition of mining properties and the capitalization of exploration costs (net of tax credit) required disbursements of $12,243,000 compared to $9,797,000 in 2012. These increases result mainly from more important exploration work carried out during the current year, particularly on the Coulon and Wabamisk properties.

The variation in the acquisition of property, plant and equipment is mainly related to the Company’s recent moving to new premises (investment in the setup of a larger office space and in new furniture).

In fiscal 2013, the Company also acquired a royalty interest of $233,000 on the Eastmain property.

QUARTERLY INFORMATION

The information presented thereafter details the total expenses, other income, net earnings (net loss) and the net earnings (net loss) per common share for the last eight quarters.

Period			Net Earnings	Net Earnings (Net Loss) per Share
Ended	Expenses	Other Income	(Net Loss)	Basic	Diluted
	$	$	$
02-28-2013	2,554,000	157,000	(1,662,000)	(0.052)	(0.052)
11-30-2012	1,656,000	374,000	(847,000)	(0.026)	(0.026)
08-31-2012	1,698,000	438,000	(668,000)	(0.021)	(0.021)
05-31-2012	1,018,000	615,000	275,000	0.009	0.008
02-29-2012	1,730,000	384,000	(645,000)	(0.021)	(0.021)
11-30-2011	1,210,000	322,000	(357,000)	(0.011)	(0.011)
08-31-2011	1,556,000	465,000	(921,000)	(0.030)	(0.030)
05-31-2011	1,003,000	358,000	271,000	0.009	0.009

ANALYSIS OF QUARTERLY RESULTS

As the Company’s business is in the mining exploration field, it receives no earnings from operations. Quarterly changes in other income have no specific trend except for interest and dividend income that go along with the working capital value and the change in the bond market interest rates. Gains on sale of investments or mining properties may vary considerably from one quarter unrelated to another. Fees invoiced to partners vary according to agreements and budgets in connection with these agreements. There is no trend to be observed.

FOURTH QUARTER

Results of Operations

For the fourth quarter of the current year, the Company recognized a net loss of $1,662,000 compared to $645,000 for the fourth quarter of the preceding year.

In the fourth quarter of fiscal 2013, expenses totalled $2,554,000 compared to $1,730,000 for the same quarter of the preceding year, representing an increase of $824,000 that results primarily from more significant write-offs of mining properties ($627,000) and from an increase of $115,000 in general exploration costs mostly attributable to our new partnership with Altius.

As for other income, the decrease of $227,000 is mainly due to a loss on sale of available-for-sale investments of $187,000 and to a decrease in fees invoiced to partners of $50,000.

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Liquidity and Financing

Cash flows used in operating activities totalled $676,000, a decrease of $2,967,000 compared to the fourth quarter of fiscal 2012. The difference results mainly from a change in accounts payable related to advances from partners.

Cash flows provided from financing activities totalled $1,980,000, a decrease of $2,903,000 compared to the fourth quarter of fiscal 2012. The variation is primarily explained by a more substantial private placement of flow-through shares completed in February 2012 ($5 million vs $2 million in January 2013).

Cash flows used in investing activities totalled $1,684,000, an increase of $234,000 compared to the fourth quarter of fiscal 2012. The difference is mainly explained by a favorable variation of short-term investments ($370,000) offset by an increase of $261,000 in the acquisition of property, plant and equipment generated by the recent moving to new premises.

CONTRACTUAL OBLIGATIONS

The following table presents the Company’s contractual obligations as at February 28, 2013.

		Total Commitments per Period
	Total Commitments $	Less than 1 Year $	From 1 to 3 Years $	From 4 to 5 Years $	After 5 Years $
Exploration expenses	700,000	700,000	-	-	-
Rental lease for administrative offices	1,160,000	160,000	332,000	349,000	319,000
Rental lease for warehouse	15,000	12,000	3,000	-	-
Total	1,875,000	872,000	335,000	349,000	319,000

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no off-balance sheet arrangements.

RELATED PARTY TRANSACTIONS

The related parties of the Company include companies owned by the key management personnel. The key management personnel includes the directors, the president, the vice-president exploration and the chief financial officer. The short-term employee benefits include salaries for the key management personnel and fees for directors. The share-based payments are grants of stock options of the Company.

The Company entered into the following transactions with the key management personnel:

	Year Ended	Year Ended
	February 28,	February 29,
	2013	2012
	$	$
Short-term employee benefits	847,000	768,000
Share-based payments	398,000	427,000
Total compensation of the key management personnel	1,245,000	1,195,000

The Company entered into transactions with companies owned by a director. For the year ended February 28, 2013, these transactions amounted to $117,000 ($213,000 for the year ended February 29, 2012) and are presented under caption General administrative expenses in the statements of loss.

These transactions were concluded on normal terms and conditions.

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SUBSEQUENT EVENTS

On March 20, 2013, the Company closed a private placement of 331,800 flow-through common shares at a price of $18.10 per share for gross proceeds of $6,006,000. A premium of $2,558,000, net of issue expenses, will be accounted for as premium related to flow-through shares in accounts payable and accrued liabilities. Related issue expenses of approximately $390,000 will be incurred.

On May 8, 2013, TerraX Minerals Inc. ("TerraX") granted the Company the option to purchase a 2% NSR on the Northbelt Property, in Yellowknife, NWT, in consideration of the issuance of 20,000 shares of the Company. This option will entitle the Company to purchase a 2% NSR on production by payment of $2,000,000 within three months following commencement of production. In addition, the Company will purchase through a non-brokered placement 3,617,085 common shares of TerraX at a price of $0.20 per share for gross proceeds of $723,417. The private placement includes half a warrant per share and each warrant will entitle the Company to one common share at an exercise price of $0.30 per share for a period of 36 months.

SIGNIFICANT ACCOUNTING POLICIES

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provision of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

The standards require that financial assets and financial liabilities, including derivative financial instruments, be initially measured at fair value. Subsequent to initial recognition, financial assets and financial liabilities are measured based on their classification: at fair value through profit or loss, available-for-sale investments, loans and receivables or financial liabilities at amortized cost.

At fair value through profit or loss – Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short- term or if so designated by management. Assets in this category principally include embedded derivatives and derivatives which do not qualify for hedge accounting.

Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the statement of loss. Gains and losses arising from changes in fair value are presented in the statement of loss in the period in which they arise.

Financial instruments in this category are included in non-current assets unless the investments mature within 12 months or management intends to dispose of them within 12 months.

Financial assets designated as at fair value through profit or loss at inception are those that are managed and whose performance is evaluated on a fair value basis.

The Company's financial assets at fair value through profit or loss comprise convertible debentures. The Company has designated its convertible debentures as held for trading.

Available for sale – Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories. Financial assets classified as available for sale are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Unrealized gains and losses are recognized directly in other comprehensive income (loss), except for significant or prolonged decline in value, which are recognized in the statement of loss. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in accumulated other comprehensive income are reclassified to the statement of loss. Available-for-sale investments are included in non-current assets unless the investments mature within 12 months or management intends to dispose of them within 12 months.

The Company’s available-for-sale assets comprise bonds, trust units and investments in public companies.

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Loans and receivables – Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Financial assets classified as loans and receivables are recognized initially at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, they are measured at amortized cost using the effective interest method less a provision for impairment. They are included in current assets except for those with maturities greater than 12 months after the reporting period, which would be classified as non-current assets.

The Company's loans and receivables include cash and other amounts receivable in the balance sheet.

Financial liabilities at amortized cost – Financial liabilities include accounts payable and accrued liabilities and are initially recognized at the amount required to be paid less, when material, a discount to reduce the payable to fair value. Subsequently, they are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term maturity. They are included in current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.

Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

a)

Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

b)

Available-for-sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the statement of loss. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to the statement of loss.

Impairment losses on financial assets carried at amortized cost and available-for-sale debt securities are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on available-for-sale equity instruments are not reversed.

Mining properties

The Company records its acquisition of interests in mining properties and areas of geological interest at cost less option payments received and other recoveries. These acquisition costs are recognized as intangible assets. Exploration costs related to these interests and projects are capitalized on the basis of specific claim blocks or areas of geological interest until the mining properties to which they relate are placed into production, sold or abandoned. These exploration costs are recognized as tangible assets. Management reviews for impairment the carrying amount of mining properties on a regular basis. These costs will be amortized over the estimated recoverable resources in the current mine plan using a unit of production basis or written off if the mining properties are sold or projects are abandoned. General exploration costs not related to specific mining properties are expensed as incurred.

Although management has taken actions to verify the ownership rights for mining properties in which the Company owns an interest in accordance with industry standards for the current exploration phase of these properties, these procedures give no assurance to the Company as to title. The title of property may be subject to unrecognized prior agreements and not compliant with regulatory requirements.

Mining properties are reviewed for impairment at each reporting date whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the mining property carrying amount exceeds its recoverable amount. The recoverable amount is the higher of the mining property's fair value less costs to sell and value in use. Value in use is determined using discounted estimated future cash inflows. Impairment losses are recognized in the statement of loss under caption Cost of mining properties abandoned or written off.

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For the purpose of assessing impairment, mining properties are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Impairments are reviewed for potential reversals at each reporting date. Impairment can be reversed but is limited to the carrying amount that would have been determined net of depreciation, as if no impairment to the carrying amount would have been recognized.

Flow-through shares

The Company finances some exploration expenditures through the issuance of flow-through shares. The resource expenditure deductions for income tax purposes are renounced to investors in accordance with the appropriate income tax legislation. The difference between the quoted price of the common shares and the amount the investors pay for the shares (the "premium"), measured in accordance with the residual value method, is recognized as a liability which is reversed into the statement of loss as a deferred tax recovery when eligible expenditures have been made. The Company recognizes a deferred tax liability for the expenses renounced and a deferred tax expense at the moment the eligible expenditures are made.

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements in conformity with IFRS requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These financial statements include estimates that, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These judgments, estimates and assumptions are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

a)

Critical accounting estimates and assumptions

Critical accounting estimates and assumptions are those that have a significant risk of causing material adjustment and are often applied to matters or outcomes that are inherently uncertain and subject to change. As such, management cautions that future events often vary from forecasts and expectations and that estimates routinely require adjustment. The following discusses the most significant accounting estimates and assumptions that the Company has made in the preparation of the financial statements.

Mining properties

The Company’s evaluation of the recoverable amount with respect to the mining properties is based on numerous assumptions including long-term commodity prices, future capital requirements, exploration potential and operations performance and may differ significantly from actual values. The recoverable amounts are based, in part, on certain factors that may be partially or totally outside of the Company’s control. This evaluation involves a comparison of the estimated recoverable amounts of mining properties to carrying values. Assets are reviewed for an indication of impairment at each reporting date and when there are indicators of impairment. This determination requires significant judgment. Factors which could trigger an impairment review include, but are not limited to, interruptions in exploration activities and significant negative industry or economic trends.

Stock-based payments

The Company makes certain estimates and assumptions when calculating the fair values of stock options granted. The significant assumptions used include estimates of expected volatility, expected life and expected risk-free rate of return. The expected life is estimated using historical data and current expectations. The expected volatility is estimated using the historical volatility of the Company's stock over the same period as the expected life. Assumptions used to calculate the fair value are described in note 14 to the financial statements.

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Deferred tax assets and liabilities

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The determination of the ability of the Company to utilize tax losses carry forwards to offset deferred tax liabilities requires management to exercise judgment and make certain assumptions about the future performance of the Company. Management is required to assess whether it is “probable” that the Company will benefit from these prior losses and other deferred tax assets. Changes in economic conditions, commodity prices and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

b)

Critical judgment in applying the entity's accounting policies

Short-term investments

At each reporting date, the Company assesses whether there is objective evidence that a financial asset (other than a financial asset classified as fair value through profit or loss) is impaired. Objective evidence of an impairment loss includes: i) significant financial difficulty of the obligor; ii) delinquencies in interest or principal payments; iii) increased probability that the borrower will enter bankruptcy or other financial reorganization; and iv) in the case of equity securities, a significant or prolonged decline in the fair value of the security below its cost. Assumptions used to calculate the fair value are described in note 7 to the financial statements.

NEW ACCOUNTING STANDARDS NOT YET ADOPTED

IFRS 7, Financial Instruments: Disclosures, has been amended to enhance disclosure requirements related to offsetting of financial assets and liabilities. The amendments are applicable retrospectively for annual periods beginning on or after January 1, 2013. The Company has not yet assessed the impact of this standard.

In June 2011, the IASB amended IAS 1, Financial Statement Presentation. The amendment to IAS 1 requires entities to separate items presented in other comprehensive income (loss) into two groups, based on whether or not they may be recycled to the statement of loss in the future. The amendment is effective for annual periods beginning on or after July 1, 2012. Early adoption is permitted and full retrospective application is required. Management does not expect the standard to have a significant impact on the Company's financial statements.

IFRS 9, Financial Instruments was issued in November 2009 and contained requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models in IAS 39, Financial Instruments – Recognition and Measurement, for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income (loss). Where such equity instruments are measured at fair value through other comprehensive income (loss), dividends are recognized in profit or loss to the extent that they are not clearly representing a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely. Requirements for financial liabilities were added in October 2010 and they largely carried forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit or loss would generally be recorded in other comprehensive income (loss). This standard is effective for annual periods beginning on or after January 1, 2015. The Company has not yet assessed the impact of this standard.

In May 2011, the IASB issued a group of new standards that address the scope of the reporting entity: IFRS 10, Consolidated Financial Statements, IFRS 11, Joint Arrangements, IFRS 12, Disclosure of Interests in Other Entities and IFRS 13, Fair Value Measurement.

IFRS 10 replaces all of the guidance on control and consolidation in IAS 27, Consolidated and Separate Financial Statements and SIC-12, Consolidation – Special Purpose Entities. IFRS 10 changes the definition of control so that the same criteria are applied to all entities to determine control focusing on the need to have both power and variable returns before control is present. Power is the current ability to direct the activities that significantly influence returns. Returns must vary and can be positive, negative or both. The renamed IAS 27 continues to be a standard dealing solely with separate financial statements and its guidance is unchanged.

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IFRS 11 has changed the definitions of joint arrangements reducing the types of joint arrangements to two: joint operations and joint ventures. The existing policy choice of proportionate consolidation for jointly controlled entities has been eliminated. Equity accounting is mandatory for participants in joint ventures. Entities that participate in joint operations will follow accounting much like that for joint assets or joint operations today.

IFRS 12 sets out the required disclosures for entities reporting under IFRS 10 and IFRS 11. IFRS 12 requires entities to disclose information that helps financial statement readers to evaluate the nature, risks and financial effects associated with the entity’s interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities.

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures.

These standards are required to be applied for accounting periods beginning on or after January 1, 2013. Management does not expect that these standards will have a significant impact on the Company's financial statements.

DISCLOSURE OF OUTSTANDING SHARE DATA

The Company is authorized to issue an unlimited number of common shares without par value. As at May 13, 2013, a total of 32,858,433 shares were outstanding.

The Company maintains a stock option plan under which stock options may be granted up to a maximum of 10% of the number of shares outstanding. As at May 13, 2013, a total of 2,193,750 stock options were outstanding. The expiry dates vary from April 6, 2016, to January 15, 2023.

RISK FACTORS AND UNCERTAINTIES RELATED TO FINANCIAL INSTRUMENTS

Financial risks

The Company has exposure to various financial risks, such as credit risk, liquidity risk and market risk from its use of financial instruments.

Credit risk

Credit risk associated with cash and short-term investments arises mainly from the possibility that the issuer of securities may be unable to fulfill payment obligations. The Company minimizes its exposure to issuer risk by investing only in products having a high quality investment-grade rating. In addition, the Company attempts to minimize its risks by entering into agreements only with Canadian institutions with strong credit rating and their subsidiaries. Exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the Company, which is revised regularly.

Credit risk associated with other amounts receivable arises from the possibility that the Company's partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies.  The Company considers that the credit risk related to amounts receivable from such partnerships is minimal, because the Company usually signs agreements with major mining companies.

The maximum exposure to credit risk for cash and short-term investments approximates the amount recognized on the balance sheet. The Company does not hold any collateral as security.

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Liquidity risk

Liquidity risk is the risk that the Company may be unable to fulfill its financial obligations related to financial liabilities. The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidities to meet liabilities when due. As at February 28, 2013, the Company had a cash balance of $4,058,000 ($10,365,000 as at February 29, 2012) to settle current liabilities of $3,304,000 ($6,500,000 as at February 29, 2012). All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk includes interest rate risk, currency risk and other price risks such as equity risk.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuate due to changes to market interest rates. The Company's current policy is to invest excess cash principally in bonds and convertible debentures refundable before maturity and/or in interest-bearing accounts of Canadian banks and their subsidiaries.

Changes in fair value of available-for-sale bonds are recorded in Other comprehensive loss. For the Company’s available-for-sale bonds, a variation of ± 1% of interest rates as at February 28, 2013, would result in an estimated after-tax effect in Other comprehensive loss of $930,000 ($397,000 for the year ended February 29, 2012).

Foreign exchange risk

The Company's functional currency is the Canadian dollar and most of its purchases are made in Canadian dollars. Since April 1, 2009, the Company has received monthly advance payments of US$100,000. The Company holds foreign currency in a chartered Canadian bank account as at February 28, 2013, but the risk is minimized because the balance of the bank account is not significant for the Company. As a result, the Company's exposure to foreign exchange risk is minimal.

Equity risk

Equity risk is the risk that the fair value of a financial instrument varies due to equity market changes. An investment policy is in place and its application is monitored by the Board of Directors on a quarterly basis.

Changes in fair value of available-for-sale trust units and shares are recorded in Other comprehensive loss. For the Company's available-for-sale trust units and shares, a variation of ± 10% of the quoted market prices as at February 28, 2013, would result in an estimated after-tax effect in Other comprehensive loss of $467,000 ($479,000 for the year ended February 29, 2012).

Changes in fair value of convertible debentures at fair value through profit or loss are recorded in the Statements of loss. Changes in fair value of convertible debentures would be more impacted by the stock markets than the interest rate variation. A variation of ± 10% in market prices as at February 28, 2013, would result in a maximal estimated after-tax effect in the Statements of loss of $13,000 ($57,000 for the year ended February 29, 2012).

OTHER RISK FACTORS AND UNCERTAINTIES

Exploration Risk

The Company is considered as an exploration company. It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the Company to obtain necessary financing to complete the exploration and development of its properties, and upon future profitable production or proceeds from the disposal of properties.

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Risk on the Uncertainty of Title

Although the Company has taken actions to verify the ownership rights for mining properties in which it has an interest in accordance with industry standards for the current exploration phase of these properties, these procedures give no assurance to the Company as to title. The title to property may be subject to unrecognized prior agreements and not compliant with regulatory requirements.

Key Personnel

The success of the Company rests in its capacity to attract and retain a qualified staff. There is evidence of strong competition in the industry and the Company’s success mostly depends on management and on personnel highly qualified in geology. The incapacity of recruiting qualified personnel and the loss of key personnel could constitute a significant obstacle to the success of operations.

Environmental Risk

The Company is exposed to various environmental incidents that can occur during exploration work. The Company maintains an environmental management program including operational plans and practices.

INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of February 28, 2013.

The effectiveness of the Company’s internal control over financial reporting as of February 28, 2013, has been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., independent auditors, as stated in their report which appears herein.

DISCLOSURE CONTROLS AND PROCEDURES

Under the supervision and with the participation of our management, including the Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures as of February 28, 2013. Based on this evaluation, management concluded that the disclosure controls and procedures were effective as of February 28, 2013.

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CHANGES IN INTERNAL CONTROLS OVER FINANCIAL REPORTING

There have been no changes in our internal control over financial reporting during the year ended February 28, 2013, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ADDITIONAL INFORMATION AND CONTINUOUS DISCLOSURE

This Management’s Discussion and Analysis has been prepared as at May 13, 2013, date of the approval by the Board of Directors. Additional information on the Company is available through regular filings of press releases, reports on significant changes, financial statements, circulars and its annual information form on SEDAR (www.sedar.com).

(s) André Gaumond	(s) Robin Villeneuve
President and CEO	Chief Financial Officer

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